EXHIBIT 5.1
[Debevoise & Plimpton LLP Letterhead]
November 24, 2009
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354
Delta Air Lines, Inc.
Pass Through Certificates, Series 2009-1
Ladies and Gentlemen:
     We have acted as special counsel to Delta Air Lines, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (Registration No. 333-163173) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $568,796,000 face amount of Pass Through Certificates, Series 2009-1A (the “Class A Certificates”), and $119,944,000 face amount of Pass Through Certificates, Series 2009-1B (the “Class B Certificates” and, together with the Class A Certificates, the “Pass Through Certificates”) to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated (the “Underwriters”) pursuant to the Underwriting Agreement, dated November 18, 2009 (the “Underwriting Agreement”), among the Company and the Underwriters. The Pass Through Certificates have been issued under the Pass Through Trust Agreement (the “Pass Through Trust Agreement”), dated as of November 16, 2000, between the Company and U.S. Bank Trust National Association (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as pass through trustee for the trust relating to each class of Pass Through Certificates (with respect to the Class A Certificates, the “Class A Trustee” and with respect to the Class B Certificates, the “Class B Trustee” and, together, the “Trustee”), as supplemented for the Class A Certificates by the Trust Supplement 2009-1A, dated as of November 24, 2009 (the “Class A Trust Supplement”), and as supplemented for the Class B Certificates by the Trust Supplement 2009-1B, dated as of November 24, 2009 (the “Class B Trust

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Supplement” and together with the Class A Trust Supplement, the “Trust Supplements”). As used herein, the term “Prospectus” means the final prospectus relating to the Pass Through Certificates in the form filed with the Commission pursuant to Rule 424(b) under the Act on November 20, 2009.
     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Prospectus, the Pass Through Trust Agreement, the Trust Supplements and the Pass Through Certificates and such other records, documents, certificates, and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We also have relied upon, and have assumed the accuracy of, the representations and warranties as to factual matters contained in the Pass Through Trust Agreement and Trust Supplements that we have examined and representations, statements, and certificates of or from public officials and of or from officers and representatives of the Company and others. We have further assumed that the Pass Through Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.
     Based on and subject to the foregoing and subject to the further qualifications and assumptions set forth below, we are of the opinion that:
     1. The Class A Certificates constitute the valid and binding obligation of the Class A Trustee, enforceable against the Class A Trustee in accordance with their terms, and the holders of such Class A Certificates are entitled to the benefits of the Pass Through Trust Agreement and the Class A Trust Supplement.
     2. The Class B Certificates constitute the valid and binding obligation of the Class B Trustee, enforceable against the Class B Trustee in accordance with their terms, and the holders of such Class B Certificates are entitled to the benefits of the Pass Through Trust Agreement and the Class B Trust Supplement.
     Our opinions set forth above are subject to the effects of: (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws and other similar laws relating to or affecting lessors’, creditors’ or secured parties’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding at law or in equity), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability

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of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction) or other provisions of applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy or (d) provide that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of any provision in the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, to the effect that (x) the terms thereof may not be waived or modified except in writing, or (y) certain determinations made by one party shall have conclusive effect, may be limited under certain circumstances. We express no opinion as to any provisions of the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, relating to the submission to the jurisdiction of any court other than the courts of the State of New York sitting in the County of New York and the United States District Court for the Southern District of New York, and we express no opinion as to whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Pass Through Certificates or the Pass Through Trust Agreement, as amended by the Trust Supplements, or any of the transactions contemplated thereby.
     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States of America, as currently in effect, in each case that in our experience are normally applicable to transactions of this type, except that we do not express any opinion concerning aviation laws (including without limitation Title 49 of the U.S. Code, the Cape Town Treaty or any other laws, rules, or regulations of the United States of America or promulgated under the Cape Town Treaty relating to the acquisition, ownership, registration, leasing, financing, mortgaging, use or operation of any aircraft, aircraft engines or any part thereof) or other laws, rules or regulations applicable to the particular nature of the equipment subject to the Pass Through Trust Agreement, as amended by the Trust Supplements, or the business conducted by the Company or the related Trustee. In addition, we express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction. Our opinions expressed above are limited to the laws of the State of New York governing the enforceability of contracts as such.
     In rendering the opinions set forth above, we have assumed that each of the Company and the Trustee is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the full power and authority to carry on

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its business and to enter into the Pass Through Trust Agreement, each Trust Supplement and the Pass Through Certificates of such class (in the case of the related Trustee), and to perform its obligations thereunder. We have further assumed that the execution, delivery, and performance by each of the Company and the Trustee of its obligations under the Pass Through Trust Agreement, each Trust Supplement and the Pass Through Certificates (i) do not and will not contravene, conflict with, breach, or constitute (with or without notice or lapse of time) a default under, or result in the creation of a lien upon any of its properties under, the terms of (x) its charter or by-laws or other constituent documents, (y) any agreement, instrument, obligation, or contract to which it is a party or by which it or its properties may be bound, or (z) any applicable law, rule, or regulation or any applicable requirement or restriction imposed by any court, tribunal, or governmental body and (ii) do not and will not require any consent, approval, authorization, registration, or filing under any applicable law, rule, or regulation (other than those that have been obtained).
     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and to the use of our name under the caption “Validity of the Certificates” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Debevoise & Plimpton LLP